                                                                   EXHIBIT 10(e)

                                 FIRST AMENDMENT
                                     TO THE
                       MITCHELL ENERGY & DEVELOPMENT CORP.
                            RESTORATION BENEFIT PLAN


         WHEREAS, Mitchell Energy & Development Corp. (the "Company") adopted the Mitchell Energy & Development Corp. Restoration Benefit Plan (the "Plan") as amended and restated effective as of January 1, 1994 to provide deferred compensation to a select group of management or highly compensated employees. This deferred compensation is intended to supplement the retirement benefits available to such employees pursuant to the Mitchell Energy & Development Corp. Retirement Plan (the "Retirement Plan") when such retirement benefits are restricted due to the limitations of Section 401(a)(17) of the Internal Revenue Code of 1986 as amended (the "Code"); and

         WHEREAS, such Plan is intended to be an unfunded "top hat" benefit plan that is exempt from the requirements of Parts 2, 3 and 4 of Title I of the Employee Retirement Income Security Act of 1974 as amended ("ERISA") pursuant to the exemptions in Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA; and

         WHEREAS, the Company adopted the Mitchell Energy & Development Corp. 1998 Mutual Fund Option Plan (the "MFOP") effective July 1, 1998, to provide certain eligible employees with the means to obtain option contracts from the Company through the deferral of all or a percent of such employee's cash compensation, such as salary, bonus, bonus unit proceeds, and performance unit proceeds; and

         WHEREAS, the Board of Directors of the Company approved a resolution requiring that the amount of cash compensation deferred under the MFOP be included in the employee's compensation for benefit purposes under the terms of the Plan;

         NOW THEREFORE, BE IT RESOLVED THAT, the Plan shall be amended as follows:

         1. Section 2.1 shall be amended by adding the following new definition as the definition designated "(b)" and the letter designations for the remaining definitions shall be changed accordingly:

                  (b) "Compensation" means Compensation within the meaning set forth in Section 2.1(l) of the Retirement Plan; provided, however, that such Compensation shall include any salary or bonus that is deferred pursuant to the terms of the Mitchell Energy & Development Corp. 1998 Mutual Fund Option Plan. Such term shall not include any bonus unit proceeds or performance unit proceeds or any other amounts not included in the definition of Compensation in the Retirement Plan which may be deferred pursuant to the terms of the Mitchell Energy & Development Corp. 1998 Mutual Fund Option Plan or otherwise.

         2. Section 4.1(a) (1) of the Plan shall be amended to read as follows:

                  (1) is the amount of the monthly normal retirement benefit that would have been payable under the Retirement Plan to such Eligible Participant if the provisions of the Retirement Plan were administered
                           (i) without regard to the benefit limitations of Code sections 401(a)(17) and 415; and (ii) using the definition of Compensation set forth in Section 2.1(b) of this Plan; and




         The undersigned, being duly authorized on behalf of the Company, has executed this First Amendment to the Plan on the _______ day of________________, 1998, to be effective as of July 1, 1998.



MITCHELL ENERGY & DEVELOPMENT CORP.



BY:
    -------------------------------------